Exhibit 5

November 30, 2009

Sunset Suits Holdings, Inc.
ul.Garbary 57,
61-758 Pozna , Poland

    Re:     Registration Statement on Form S-1/A Ladies and Gentlemen:

We are acting as special Nevada counsel for Sunset Suits Holdings, Inc., a Nevada corporation (the "Company"), and have examined Amendment No. 2 on Form S-1/A (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 5,128,217 shares of Common Stock, par value $0.001 per share (the "Common Stock") of the Company.

We have reviewed and are familiar with (a) the Company's Articles of Incorporation, as amended, and Amended and Restated Bylaws certified to us by the Company, (b) a certificate of an officer of the Company representing certain matters in connection with the issuance of the Common Stock, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock are currently outstanding, they are legally and validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

Holland & Hart LLP Attorneys at Law
Phone (775) 327-3000 Fax (775) 786-6179 www.hollandhart.com
5441 Kietzke Lane Second Floor Reno, Nevada 89511

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Sunset Suits Holdings, Inc.
November 30, 2009

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP